CODE OF ETHICS

INTRODUCTION

The Firm has adopted this code of ethics (the “Code” or “Code of Ethics”) in compliance with Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act in order to specify the standard of conduct expected of its Associated Persons.  The Firm will describe its code of ethics to clients in writing and, upon request, furnish clients with a copy of the code of ethics.

All Associated Persons of the Firm must comply with applicable federal securities laws.  In particular, it is unlawful for the Firm and any Associated Person, by use of the mails or any means or instrumentality of interstate commerce, directly or indirectly:

To employ any device, scheme or artifice to defraud any client or prospective client of the Firm;

To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

To engage in any transaction, practice, or course of business which operates or would operate as a fraud or deceit upon any client or prospective client of the Firm; or

To engage in any fraudulent, deceptive, or manipulative practice.

In adopting this Code, the Firm recognizes that it, and its affiliated persons owe a fiduciary duty to the Firm’s client accounts and must (1) at all times place the interests of Firm clients first; (2) conduct personal securities transactions in a manner consistent with this Code and avoid any abuse of a position of trust and responsibility; and (3) adhere to the fundamental standard that Associated Persons should not take inappropriate advantage of their positions.  In addition, the Firm and its Associated Persons must comply with all applicable federal securities laws, which shall generally be explained in the Firm’s Compliance Manual.  Associated Persons must report any violations of the Code of Ethics to the Firm’s Chief Compliance Officer.

DEFINITIONS

“Access Person” means any supervised person of the Firm:

(i)	Who has access to nonpublic information regarding any clients’ purchase or sale of securities;

(ii)	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic;

(iii)	Because the Firm’s primary business is providing investment advice, all of the Firm’s directors, officers, partners, Associated Persons and employeesare presumed to be access persons; or

(iv)	Such other persons as the Chief Compliance Officer shall designate.

“Acquisition” or “Acquire” includes any purchase and the receipt of any gift or bequest of any Reportable Security.

“Affiliate Account” means, as to any Access Person, an Account:

(i)	Of any Family Member of the Access Person;

(ii)	For which the Access Person acts as a custodian, trustee or other fiduciary;

(iii)
Of any corporation, partnership, joint venture, trust, company or other entity which is neither subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) nor registered under the Investment Company Act of 1940 (the “Company Act”) and in which the Access Person or a Family Member has a direct or indirect Beneficial Ownership; and

(iv)	Of any Access Person of the Firm.

“Associated Person” of the Firm means any Access Person, and any employees, including independent contractors, and employees of affiliated companies who perform advisory functions on behalf of the Firm.  For clarification, all Associated Persons are considered Access Persons.

“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An automatic investment plan includes a dividend reinvestment plan.

“Beneficial Ownership” means a direct or indirect “pecuniary interest” (as defined in 16a-1(a)(2) under the 1934 Act that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a Security.  This term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a Security.  An Access Person is presumed to have Beneficial Ownership of any Family Member’s account.

“Client Account” means any account for which the Firm provides services, including investment advice and investment decisions.

“Control” has the same meaning as in section 2(a)(9) of the Company Act.  Section 2(a)(9) defines “Control” as the power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company.

“Disposition” or “Dispose” includes any sale and the making of any personal or charitable gift of Reportable Securities.

“Family Member” of an Access Person means:

(i)	That person’s spouse or minor child who resides in the same household;

(ii)	Any adult related by blood, marriage or adoption to the Access Person (a “relative”) who shares the Access Person’s household;

(iii)	Any relative dependent on the Access Person for financial support; and

(iv)
Any other relationship (whether or not recognized by law) which the Chief Compliance Officer determines could lead to the possible conflicts of interest or appearances of impropriety this Code is intended to prevent.

“Indirect Access Person” includes the staff of any of our affiliate companies who have access to Nuance trading data and client information.  Indirect Access Persons may include without limitation, IT professionals, operations staff, legal and compliance staff and accounting professionals.  A list of the Indirect Access Persons is under separate cover.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 1934 Act.

“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) of the 1933 Act or rule 504, 505 or 506 under the 1933 Act.

“Material Non-Public Information”

(i)
Information is generally deemed “material” if a reasonable investor would consider it important in deciding whether to purchase or sell a company’s securities or information that is reasonably certain to affect the market price of the company's securities, regardless of whether the information is directly related to the company’s business.

(ii)
Information is considered “nonpublic” when it has not been effectively disseminated to the marketplace.  Information found in reports filed with the Commission or appearing in publications of general circulation would be considered public information.

“Purchase or sale of a Security” includes, among other things, transactions in options to purchase or sell a Security.

“Reportable Security” means a Security as defined in the Code, but does not include:

(i)	Direct obligations of the Government of the United States;

(ii)
Money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by other mutual funds; and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more mutual funds.

“Restricted Security” means any Security on the Firm’s Restricted Security List.  In general, this list will include securities of public companies which are clients of the Firm, or whose senior management are clients of the Firm.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

PROHIBITED PURCHASES, SALES AND PRACTICES

Timing of Personal Transactions

No Access Person may purchase or sell, directly or indirectly, any Security in which the Access Person or an Affiliate Account has, or by reason of the transaction acquires, any direct or indirect Beneficial Ownership if the Access Person knows or reasonably should know that the Security, at the time of the purchase or sale (i) is being considered for purchase or sale on behalf of any Client Account; or (ii) is being actively purchased or sold on behalf any Client Account.

If the Firm is purchasing/selling or considering for purchase/sale any Security on behalf of a Client Account, no Access Person may effect a transaction in that Security prior to the client purchase/sale having been completed by the Firm, or until a decision has been made not to purchase/sell the Security on behalf of the Client Account.

Cross Trading

No Access Person may execute any principal or agency cross securities transactions for client accounts or execute any cross trades between client accounts. Additionally, no Access Personal may cross transactions involving the Fund. Any contemplated cross transactions with the Fund are required to be proposed to the Fund Administration Team prior to completion in accordance with the Trust’s Rule 17a-7 procedures.  Principal transactions are generally defined as transactions where an adviser, acting as principal for its own account or the account of an affiliated broker-dealer, buys from or sells any security to any advisory client.  A principal transaction may also be deemed to have occurred if a security is crossed between an affiliated hedge fund and another client account.  An agency cross transaction is generally defined as a transaction where a person acts as an investment adviser in relation to a transaction in which the investment adviser, or any person controlled by or under common control with the investment adviser, acts as broker for both the advisory client and for another person on the other side of the transaction.  Agency cross transactions may arise where an adviser is dually registered as a broker-dealer or has an affiliated broker-dealer.

Improper Use of Information

No Access Person may use his or her knowledge about the securities transactions or holdings of a Client Account in trading for any account that is directly or indirectly beneficially owned by the Access Person or for any Affiliate Account.  Any investment ideas developed by an Access Person must be made available to Client Accounts before the Access Person may engage in personal transactions or transactions for an Affiliate Account based on these ideas.

No Associated Person:

•
while aware of material nonpublic information about a company, may purchase or sell securities of that company until the information becomes publicly disseminated and the market has had an opportunity to react;

•	shall disclose material nonpublic information about a company to any person except for lawful purposes;

•
may purchase any Restricted Securities, found on the Restricted Securities List (see Restricted Securities List document), as for as long as the publicly traded company (or any member of its senior management) is a client of the Firm, unless expressly approved in advance by the Chief Compliance Officer.

Initial Public Offerings

No Access Person may acquire any securities in an Initial Public Offering without first obtaining pre-clearance and approval from the Chief Compliance Officer.

Limited Offerings

No Access Person may acquire any securities in a Limited Offering without first obtaining pre-clearance and approval from the Chief Compliance Officer. This policy excludes the accounts of Access Persons that are in the composite of any of the firm’s products (including, but not limited to Mariner Value and Mariner Concentrated Value).

PERSONAL TRADING POLICY

Purpose of the Personal Trading Policy

As an investment advisor, Nuance Investments, LLC is entrusted with the assets of our clients for investment purposes.  Our fiduciary responsibility is to place the interest of our clients before our own and to avoid any and all conflicts of interest.  All employees of Nuance are expected to be compliant will all guidelines set forth in this document.  All Access Persons (defined as persons with access to the daily trading and investing activity of any and all Nuance investment strategies) employed by Mariner Holdings LLC (MH) or Mariner Wealth Advisors LLC (MWA) (Access Person) are subject to the rules and regulations as set forth in MH’s and MWA’s compliance and policy manuals.  Nuance employees must be compliant with both Nuance and MH and MWA compliance and policy manuals.

Personal Investing Activity Restrictions

To be compliant with appropriate law and our own high ethical standards, each employee of Nuance and each Access Person is responsible to insure that our clients are always the investing priority and that personal investing interests are always secondary to our clients’ interests.  The following guidelines are designed to clarify this alignment.

1.	Investment opportunities arising as a result of Nuance work and analysis must first be considered for inclusion in our client portfolios.

2.
Investment opportunities deemed appropriate for client portfolios should not be executed for personal benefit until after client portfolios have been executed.  The only exception to this rule is if an employee or Access Person owns a discretionary account of a specific Nuance composite.  In this case, executing simultaneously with our clients is permitted.  In no instance is executing before our clients orders are completed allowed.

3.
No employee of Nuance or Access Person may purchase or sell, directly or indirectly, any security in which the employee knows or should know that the security is actively purchased or sold on behalf of a client.

4.
No employee of Nuance or Access Person may purchase or sell, directly or indirectly, any security owned by Nuance that, after review of liquidity issues, could reasonably be believed to have a material impact on the price of the security.  These liquidity tests are as follows:

a.	For each stock in the portfolio calculate the number of shares needed to purchase the stock or security.

b.	Next calculate the number of shares than can be reasonably purchased within 5 business days by calculating the 30 day average trading volume in shares * .20 *5.

c.	If it takes greater than 5 business days to accumulate the position, the employee or Access Person cannot trade in the security.

5.
If Nuance is purchasing, selling, or considering for purchase or sale a security on behalf of a client, no employee or Access Person may effect a transaction in that security prior to the client purchase or sale.

6.
There will be no investing in Initial Public Offerings of common stocks by Access Persons.  These are reserved for clients.  If an Access Person owns a discretionary account of a specific Nuance composite, then this is allowed.

7.	No Access Person may engage in “front running” – defined as trading for one’s own account before all positions of the firm’s client orders are completed.

8.	No Access Person shall trade securities on the basis of material, non-public information.

Discussion of Composite Portfolios and Accounts

The vast majority of Nuance accounts are expected to be in the form of Separate Accounts which will trade simultaneously based on a composite strategy developed by the Nuance portfolio management team.

For example, the Nuance Concentrated Value Composite (CVC) is a Nuance product and/or composite that is marketed as Nuance Concentrated Value.  This product has specific investment restrictions, guidelines, and objectives designed to add value for our clients.  CVC has a defined model portfolio which is updated regularly.   After the inception of the composite and the creation of a model portfolio, all new accounts trade simultaneously with all other accounts within that composite with certain liquidity, basis point threshold, and trading cost related restrictions.

Employees of Nuance and Access Persons may choose to invest in any Nuance strategy through a separate account.  In these cases, all trading activities within these accounts will be governed by the trading guidelines, restrictions, and policies that are consistent with those of all other clients invested within that particular composite.

Discussion of All Other Accounts

Each employee or Access Person is required to disclose all investment accounts for which they have Beneficial Ownership.  Examples of Beneficial Ownership include (i) accounts in the employee or Access Person’s name, (ii) accounts in the employee or Access Person’s spouse’s name, (iii) accounts for which you are the defined beneficiary that you are aware of, or (iv) accounts for which you are the legally defined investment advisor.

Pre-Clearance Rules for All Other Accounts

The process for trading clearance for all other accounts is as follows:

1.
All transactions require an email, letter, or memo, and trading is restricted until official approval is received from the Business Operating Manager, under the supervision of the Chief Compliance Officer and the Chief Investment Officer.

2.	Trading Approval Pre-Approval Process

a.	Determine if security has been considered for inclusion in all Nuance products or is already in a Nuance product or if it is in the portfolio. If not sure, contact Mr. Moore.

b.
If the security is in a Nuance product, the trade is will be executed after ALL Core and Clone transactions have been completed.  The Business Operating Manager will send the access person an email documenting when it is appropriate to trade.

c.
If the security is not owned by Nuance products, it should be determine if it is being considered for inclusion in Nuance portfolios.   If it is being considered for the portfolios, then the purchase or sale cannot be completed.

d.	If the security is not owned by Nuance and is not being considered for purchase in a Nuance product, document the purchase and keep in a Personal Trading File for audit purposes.

Reporting Requirements

There are two reporting requirements:

1.
 All accounts in which the employee or Access Person has beneficial ownership should have duplicate statements sent to the Business Operating Manager of Nuance Investments, LLC.  Further, all pre-clearance approvals should be maintained by the employee in a file for audit purposes.

2.	All email/letter/or memo documentation must be kept in a Personal Trading Account file for audit purposes for all trades regardless of size.

Exceptions to the Policy

There can be exceptions to the policy.  An exception can only be made if Mr. Moore and a Compliance Officer of MH or MWA both grant what is expected to be very limited exemptions to specific provisions of this document on a case by case basis.  Exceptions must be approved in writing prior to execution.

REPORTING

An Access Person must submit to the Chief Compliance Officer, on forms designated by the Chief Compliance Officer, the following reports as to all Reportable Securities holdings and brokerage accounts in which the Access Person has, or by reason of a transaction, acquires, Beneficial Ownership:

Initial Holdings Reports

Not later than 10 days after an Access Person becomes an Access Person, a Certification and Holdings Report as set forth on CODE OF ETHICS CERTIFICATION AND HOLDINGS REPORT attestation with the following information which must be current as of a date no more than 45 days prior to the date the person becomes an Access Person:

The title, type of security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

The name of any broker, dealer or bank in which the Access Person maintains an account in which any securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Ownership; and

The date the report is being submitted by the Access Person.

Quarterly Reportable Securities Transaction Reports

Not later than 30 days after the end of each calendar quarter, a Transactions Report as set forth on CODE OF ETHICS TRANSACTIONS REPORT attestation for any transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition) during the calendar quarter of a Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership including:

•
The date of the transaction, the title, the exchange ticker symbol or CUSIP number (if applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security;

•	The nature of the transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition):

•	The price of the Reportable Security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date the report is being submitted by the Access Person.

•	Special circumstances related to the purchase of Securities by Access Persons of the Firm are further discussed in the Personal Trading Policy.

•
With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person: The name of the broker, dealer or bank with whom the Access Person Established the Account;

•	The date the account was established; and

•	The date that the report is submitted by the Access Persons.

All Trading Approval Pre-Approvals will be matched to the Quarterly Reportable Securities Transactions Reports as part of the review process.

Annual Holdings Reports

•
At least once each twelve (12) month period by a date specified by the Chief Compliance Officer, a Certification and Holdings Report as set forth on the CODE OF ETHICS CERTIFICATION AND HOLDINGS REPORT attestation with the following information which must be current as of a date no more than 45 days prior to the date the report is submitted:

•
The title, type of security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

•
The name of any broker, dealer or bank in which the Access Person maintains an account in which securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Ownership; and

•	The date the report is being submitted by the Access Person.

The Annual Holdings Reports will be compared to the Initial Holdings Reports and Quarterly Holdings Reports as a part of the review process in order to ensure that all holdings are accurately reported.

Exceptions From Reporting Requirements

An Access Person need not submit:

Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control;

A transaction report with respect to transactions effected pursuant to an automatic investment plan;

A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the close of the calendar quarter in which the transaction takes place.

Disclaimer of Beneficial Ownership

Any report submitted by an Access Person in accordance with this Code may contain a statement that the report will not be construed as an admission by that person that he or she has any direct or indirect Beneficial Ownership in any Security or brokerage account to which the report relates.  The existence of any report will not, by itself, be construed as an admission that any event included in the report is a violation of this code.

Annual Certification of Compliance

Each Access Person must submit annually, a Certification and Holdings Report as set forth on the CODE OF ETHICS CERTIFICATION AND HOLDINGS REPORT attestation by a date specified by the Chief Compliance Officer, that the Access Person:

Has received, read and understand this Code and recognizes that the Access Person is subject to the Code;

Has complied with all the requirements of this Code; and

Has disclosed or reported all personal securities transactions, holdings and accounts required by this Code to be disclosed or reported.

Annual Fund Reporting

On an annual basis, Nuance's Chief Compliance Officer shall prepare a written report describing any issues arising under the Code of Ethics, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations and submit the information to each Registered Fund Client’s Chief Compliance Officer for review by the Registered Fund Client’s Board of Trustees.

Also on an annual basis, Nuance's Chief Compliance Officer shall certify to the Board of Trustees of each Registered Fund Client that Nuance has adopted procedures reasonably necessary to prevent its employees from violating the Code of Ethics.

OUTSIDE BUSINESS ACTIVITIES

While Nuance is not a broker/dealer or a member of FINRA, according to FINRA Rule 3270, “No registered person may be an employee, independent contractor, sole proprietor, officer, director or partner of another person, or be compensated, or have the reasonable expectation of compensation, from any other person as a result of any business activity outside the scope of the relationship with his or her member firm, unless he or she has provided prior written notice to the member, in such form as specified by the member. Passive investments and activities subject to the requirements of NASD Rule 3040 shall be exempted from this requirement.”

In order to ensure compliance with this rule, all Access Persons are required to submit information to the Chief Compliance Officer detailing all applicable outside business activities. In addition, any changes to outside business activities must be submitted to the Chief Compliance Officer within 30 days. The Chief Compliance Officer is responsible for review and approval of or objection to all outside business activities. Approval of or objection to an outside business activity will be determined on a case-by-case basis, taking into consideration all applicable information.

No Access Person, direct or indirect, may serve on the board of a company that is a portfolio holding of the Fund per the MPS Policies (Exhibit A).  Any request to serve on the board of directors of any company, public or private, must be submitted to the Chief Compliance Officer prior to accepting such a position.

CONFIDENTIALITY

Non-Disclosure of Confidential Information

No Access Person, except in the course of his or her duties, may reveal to any other person any information about securities transactions being considered for, recommended to, or executed on behalf of a Client Account.  In addition, no Associated Person may use confidential information for their own benefit or disclose such confidential information to any third party, except as such disclosure or use may be required in connection with their employment or as may be consented to in writing by the Chief Compliance Officer.  These provisions shall continue in full force and effect after termination of the Associated Persons relationship with the Firm, regardless of the reason for such termination.

Confidentiality of Information in Access Persons’ Reports

All information obtained from any Access Person under this Code normally will be kept in strict confidence by the Firm.  However, reports of transactions and other information obtained under this Code may be made available to the Commission, any other regulatory or self-regulatory organization or any other civil or criminal authority or court to the extent required by law or regulation or to the extent considered appropriate by management of the Firm.  Furthermore, in the event of violations or apparent violations of the Code information may be made available to appropriate management and supervisory personnel of the Firm, to any legal counsel to the above persons and to the appropriate persons associated with a Client Account affected by the violation.

SANCTIONS

Upon determining that an Access Person has violated this Code of Ethics, the Firm’s Chief Compliance Officer or his or her designee, may impose such sanctions as he or she deems appropriate. These include, but are not limited to, a letter of censure, disgorgement of profits obtained in connection with a violation, the imposition of fines, restrictions on future personal trading, termination of the Access Person’s position or relationship with the Firm or referral to civil or criminal authorities.

DUTIES OF THE CHIEF COMPLIANCE OFFICER

Identifying and Notifying Access Persons

The Chief Compliance Officer will identify each Access Person and notify each Access Person that the person is subject to this Code, including the reporting requirements.

Providing Information to Access Persons

The Chief Compliance Officer will provide advice, with the assistance of counsel, about the interpretation of this Code.

Revising the Restricted Securities List

The Chief Compliance Officer shall ensure that the Restricted Securities List is updated as necessary.

Reviewing Reports

The Chief Compliance Officer will review the reports submitted by each Access Person to determine whether there may have been any transactions prohibited by this Code.

Maintaining Records

In its books and records, the Firm shall maintain all documents related to the Code including:

•	A copy of the Code of Ethics adopted and implemented and any other Code of Ethics that has been in effect at any time within the past five years;

•	A record of any violation of the Code, and of any action taken as a result of the violation;

•	A record of all written acknowledgments for each person who is currently, or within the past five years was, an Associated Person of the Firm;

•	A record of each Access Person report described in the Code;

•	A record of the names of persons who are currently, or within the past five years were, Access Persons; and

•
A record of any decision and the reasons supporting the decision, to approve the acquisition of beneficial ownership in any security in an initial public offering or limited offering, for at least five years after the end of the fiscal year in which the approval was granted.

All records shall be maintained in accordance with Rules 204-2 under the Advisers Act and Rule 17j-1(f) under the 1940 Act.

Compliance and Review of the Chief Compliance Officer

The Chief Compliance Officer must comply with the Code of Ethics, including obtaining pre-clearance for certain activities and submitting any required forms and/or reports.  The Chief Executive Officer or his or her designee shall be responsible for all of the duties otherwise performed by the Chief Compliance Officer with regard to ensuring the compliance of the Chief Compliance Officer

INSIDER TRADING

Improper use of inside information when conducting any securities transaction is a serious violation of securities laws and will not be tolerated.  Any person having access to material, non-public information will violate anti-fraud provisions of the federal securities laws by effecting transactions or communicating such information for the purpose of effecting transactions in such securities without public disclosure of the information.  Supervised persons will not purchase or sell a security, either personally or on behalf of others, while in the possession of material, non-public information.  Supervised persons are also forbidden to communicate material, non-public information to others in violation of the law.  This policy applies to all supervised persons and extends to activities within and outside of their duties with Nuance Investments.

The Chief Compliance Officer will be responsible for establishing, implementing, monitoring and enforcing all of Nuance Investments’ policies and procedures regarding insider trading.  If any supervised person is unsure whether information could violate Nuance Investments’ policies and procedures on insider trading or has questions on any aspect of Nuance Investments’ policies and procedures on insider trading, questions should be directed to the CCO prior to implementing any trades.  The prohibition on the use of inside information extends to family members, associates and acquaintances of the person coming into possession of such information.

Any time a supervised person suspects that a client or another supervised person is trading based on inside information or determines that they have received material, non-public information, it must be reported to the CCO immediately.  Persons having knowledge of material, non-public information will not place any securities transactions in securities relating to such information for any account.  In addition, no recommendations will be made in relation to any securities affected by the information.  Information will be communicated only to the CCO who will then determine the appropriate course of action to take.  The CCO shall confidentially document Nuance Investments’ actions in addressing the material inside information.

The CCO is responsible for supervising all supervised persons conducting advisory business and is responsible for restricting, as much as possible, the number of supervised persons having access to any inside information.  Only those supervised persons with a need to know such information for the purpose of their job performance will have such information disclosed to them.  If such information must be disclosed to a supervised person, the CCO will document the following:

•	The name of each supervised person to whom the information was communicated to
•	The supervised person’s position within the company
•	The name of the security affected
•	The name of the person requesting communication of the information
•	The reason for the communication
•	The nature of the communication
•	The date of the communication

The CCO is responsible for establishing procedures, reviewing procedures, updating procedures and ensuring that all supervised persons are continuously aware of and understand procedures regarding insider trading policies and procedures.  Nuance Investments’ policies will be reviewed on a regular basis and updated as necessary.  All supervised persons will be required to review Nuance Investments’ written Compliance and Supervisory Procedures Manual at least annually.  Supervised persons will then sign an acknowledgement indicating that they are aware of, understand and agree to comply with Nuance Investments’ policies and procedures at all times.  Since Nuance Investments’ insider trading policies and procedures are included in this manual, supervised persons are acknowledging that they are aware of, understand and will comply with Nuance Investments’ insider trading policies and procedures at all times.  If Nuance Investments is aware of any securities that it is restricted from trading, the CCO will maintain a list of these securities.  This list will be kept current at all times and will be provided to all supervised persons on a regular basis.

The CCO will perform the following procedures no less than quarterly for the purpose of detecting insider trading:

•	Review trading activity reports or confirmations and statements for each officer, director, investment adviser representative and supervised person of Nuance Investments

•	Review and monitor the trading activity of all accounts managed by Nuance Investments.

Such reviews may occur in conjunction with Code of Ethics, trading or other reviews conducted by the firm and are not required to be segregated and marked as separate reviews.  The consequences for trading on or communicating material, non-public information are severe.  Consequences can be imposed on the persons involved in insider trading and their employer.  Penalties can be imposed even if the parties involved do not personally benefit from the activities involved in the violation.  In addition to the regulatory and criminal penalties that could be imposed, supervised persons can expect that any violation of Nuance Investments’ insider trading policy will result in serious penalties to all parties involved, potentially including dismissal from employment with Nuance Investments